Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-4) and related prospectus of América Móvil, S.A.B. de C.V., for the registration of 2.6 billion shares of its Series L common stock, and to the incorporation by reference therein of our report dated March 23, 2010 with respect to the consolidated financial statements of Teléfonos de México, S.A.B. de C.V. and subsidiaries, included in the Form 6-K (Report of Foreign Private Issuer – File No. 001-32741 – 10700212) of Teléfonos de México, S.A.B. de C.V., filed with the Securities and Exchange Commission.

Mancera, S.C. A member practice of Ernst & Young Global

/s/ DAVID SITT COFRADÍA
David Sitt Cofradía

Mexico City, Mexico

May 11, 2010